FIRST AMENDMENT TO SECOND AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This First Amendment (“Amendment”) dated as of June 2, 2016 (the “Effective Date”) is made to the Second Amended and Restated Transfer Agency and Service Agreement dated August 31st, 2015 (the “Agreement”) between RUSSELL INVESTMENT COMPANY, a Massachusetts business trust hereinafter called the “Trust,” and RUSSELL FUND SERVICES COMPANY, a Washington Corporation hereinafter called the “Transfer Agent.”

WHEREAS, on the Effective Date, the Transfer Agent converted its legal organization from a Washington corporation to a Washington limited liability company and changed its name to “Russell Investments Fund Services, LLC” (the “Conversion”);

WHEREAS, the Conversion does not result in an “assignment” of the Agreement; and

WHEREAS, the Trust and the Transfer Agent desire to amend the Agreement to reflect the Conversion;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	All references in the Agreement to “Russell Fund Services Company” are changed to “Russell Investments Fund Services, LLC.” All references in the Agreement to the Transfer Agent’s legal organization as a “Washington corporation” are changed to a “Washington limited liability company.”

2.	Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Second Amended and Restated Transfer Agency and Service Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

RUSSELL INVESTMENT COMPANY		RUSSELL INVESTMENTS FUND SERVICES, LLC

By:	/s/Mark Swanson	By:	/s/Geoffrey E. Black
Name:	Mark Swanson	Name:	Geoffrey E. Black
Title:	Treasurer	Title:	Director, Transfer Agent Services

Amendment No. 1 – RIC Transfer Agency and Service Agreement